EXHIBIT 21.1

Global Power Equipment Group, Inc.

Annual Report on Form 10-K

Subsidiaries of Global Power Equipment Group Inc

Consolidated Subsidiaries	Where Organized

Braden Construction Services, Inc.	Delaware

Braden Manufacturing, L.L.C.	Delaware

Deltak, L.L.C.	Delaware

Global Power Professional Services L.L.C.	Delaware

Williams Industrial Services Group, L.L.C.	Delaware

Construction & Maintenance Professionals, LLC	Georgia

Williams Global Services, Inc.	Georgia

Williams Industrial Services, LLC	Georgia

Williams Plant Services, LLC	Georgia

Williams Specialty Services, LLC	Georgia

Braden Manufacturing SA de CV	Mexico

Braden-Europe BV	The Netherlands

Global Power Equipment Group (Hong Kong) Limited	Hong Kong

Braden Power Equipment (Shanghai) Co., Ltd.	Peoples Republic of China

Global Power Netherlands Bv.	The Netherlands

Global Power Professional Services Bv.	The Netherlands